Exhibit 99.3

MEMORANDUM FOR LENDERS

Aetna Inc.
Five-Year Credit Agreement

March 2, 2015

Reference is made to the Second Amendment (the “Amendment”) dated as of the date hereof to the Five-Year Credit Agreement dated as of March 27, 2012 (the “Credit Agreement”), among Aetna Inc. (the “Company”), the Lenders party thereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Amendment.
We are pleased to inform you that documents responsive to the requirements of Section 3 of the Amendment have been received. Accordingly the Administrative Agent hereby notifies you that the Amendment has become effective as of March 2, 2015 and that the Maturity Date with respect to all Lenders is now March 27, 2020.
We thank you for assisting the Company in completing this important transaction.